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                                                                  EXHIBIT 10.14


                          AMERICAN MEDCARE CORPORATION

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the _____ day of November ____, 1996, between AMERICAN MEDCARE CORPORATION, a Delaware corporation ("AMC") and R. ERNEST CHASTAIN ("Executive").

         WHEREAS, AMC has developed and is marketing computer software programs and related services in the health care industry and continues to develop and market such software programs and related services;

         WHEREAS, AMC agrees to employ Executive as an executive to provide the services set forth herein; and;

         WHEREAS, Executive agrees to provide such services in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT/DUTIES. (a) AMC shall employ Executive as an executive for Sales and Marketing during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive's initial position shall be Vice President - Sales and Marketing.




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         (b) Executive shall have such powers and duties as assigned to him by the President of AMC from time to time.

         (c) Executive shall report to the President of AMC. Executive shall keep the President timely advised of all significant developments and opportunities and shall timely consult with the President on all significant policies and contracts. Executive's powers and duties are subject to the supervision and instructions of the Board of Directors, Chairman and President.

         (d) Executive agrees that he will at all times faithfully and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

      2. COMPENSATION.

         (a) BASE SALARY. During the term of his employment, including any extension thereof, AMC will pay to Executive a base salary ("Base Salary") of $125,000 per year and a $25,000 annual draw against the incentive compensation plan described in Section 2(a), payable in arrears and in equal semi-monthly payments. The base salary shall be subject to annual review by the Board of Directors of AMC who shall consider annually an increase in the base salary. Any increase in the base salary shall be at the sole discretion of the Board of Directors. In the event of a disability, to the extent payments are received under an employer-sponsored disability program, the payments hereunder are to be reduced by the amount equal to such disability payments.

         (b) INCENTIVE COMPENSATION. During the term of Executive's employment, including any extension thereof, in addition to the Base Salary as provided in paragraph 2(a), AMC will pay Executive annual incentive compensation provided that the objectives of the


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program are met. The incentive compensation shall be pursuant to a program based upon the achieving certain revenue and/or profit goals of AMC and/or of the department in which Executive has responsibilities. Upon agreement as to the program, it shall be signed by the parties hereto and attached hereto as Exhibit A and shall constitute a part of this Agreement.

         (c) STOCK OPTIONS. American Medcare Corporation ("AMC") shall grant to Executive on the first (1st) day hereafter on which the Board of Directors of AMC meets the following stock options:

         A stock option to purchase an aggregate of 1,350,000 shares of Common Stock of AMC ("Common Stock"), at $0.01 par value at $.25 per share which shall vest (first be exercisable) and expire as follows:

         Number of Shares                            Vest                               Expires
         --------------------------------------------------------------------------------------
         337,500                            November 15, 1997                   November 15, 2004
         337,500                            November 15, 1998                   November 15, 2004
         337,500                            November 15, 1999                   November 15, 2004
         337,500                            November 15, 2000                   November 15, 2004

Such stock options shall be subject to earlier termination upon termination of employment for any reason and to the other terms and conditions as provided in Exhibit B attached hereto and incorporated herein. Such stock options shall be non-qualified stock options.

         (d) EMPLOYEE BENEFIT PROGRAM. Executive shall be eligible to participate in all employee benefit programs, including medical hospitalization programs, now or hereafter made available by AMC to its employees or Executive employees, subject to terms and conditions of such programs, including eligibility. It is understood that AMC reserves the right to modify and



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rescind any program or adopt new programs in its sole discretion. AMC may, in its sole discretion, maintain key man life insurance on the life of Executive and designate AMC as the beneficiary. Executive agrees to execute any documents necessary to effect such policy.

         (e) EXPENSES. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of AMC then in effect.

         (f) VACATION. Executive shall be entitled to two (2) weeks of vacation for each full year of service. Vacation shall be taken at such times as not to materially interfere with the business of AMC. The vacation time must be taken within the time program or as otherwise mutually agreed in writing; otherwise it expires to the extent not used.

      3. TERM.

         The term of the employment of Executive under this Agreement shall be for a period of two (2) years ("Initial Term") commencing on the date hereof and ending on the second (2nd ) anniversary thereof, subject to earlier termination as provided in paragraph 4. The term of employment shall continue after the Initial Term under this Agreement, subject to earlier termination as provided in paragraph 4, for additional one-year terms until the second anniversary of the last day of the Initial Term unless it is terminated at the end of the Initial Term or as of the first (1st) anniversary of the Initial Term, as the case may be, by either party upon sixty (60) days prior written notice. If the employment of Executive continues thereafter, absent a written agreement, the employment shall be at will and the provisions of this Agreement shall be of no force and effect with respect to such subsequent period, except for the provisions of paragraphs 5, 6 and 7. If the term of employment hereunder is intended to be extended beyond the Initial Term, within ninety
(90) days prior to the extension, the parties hereto shall negotiate in good faith any



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modification to the provisions of subparagraphs (a), (b) and/or (c) of paragraph 2. If no agreement is reached, this Agreement will terminate on the last day of the Initial Term or on the first (lst) anniversary of the last day of the Initial Term, as the case may be.

      4. EARLY TERMINATION.

         (a) FOR CAUSE.

             (1) Notwithstanding the foregoing AMC may terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon the ten (10) business days prior written notice. The term "for cause" shall mean (i) the continued failure by Executive substantially to perform his duties with AMC in a reasonably professional manner other than due to total disability or death for a period of thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board of Directors or Chairman or President of AMC, which demand identifies the manner in which the Board or Chairman or President believes Executive has not substantially performed his duties, (ii) the unauthorized dissemination of material trade secrets or other material proprietary property of AMC or its parent or subsidiaries of its parent, (iii) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (iv) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated company or are intended to cause harm or damage to AMC or its parents or subsidiaries of its parent, (v) the illegal use of controlled substances, (vi) the use of alcohol so as to have a material adverse effect on the performance of his duties, (viii) the making of disparaging remarks regarding AMC or its parents or subsidiaries of its parent or the products or services of any such person to suppliers and/or



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customers of AMC, its parent or subsidiaries of its parent, or (ix) the breach of any other material term of provision of this Agreement to be performed by Executive which have not been cured within thirty (30) days of receipt of written notice of such breach.

             (2) Upon termination for cause AMC shall have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause, except for base salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the effect date of the termination of employment for cause pursuant to subparagraphs (a)(ii) through (viii).

         (b) TERMINATION BY EXECUTIVE. Executive may terminate his employment at any time upon at last ten (10) business days prior written notice to AMC. Upon such termination of employment Executive's right to compensation after the effective date of termination shall cease except for base salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the effective date of termination of employment.

         (c) TERMINATION UPON DEATH OR DISABILITY.

             (1) The employment of Executive shall terminate upon his death, or ten (10) business days after written notice by AMC of termination, upon or during the continuance of the total disability (as hereinafter defined) of Executive.

             (2) Upon termination, upon death or during total disability, AMC shall have no further obligation to pay any compensation for periods after the effective date of such termination, except for base salary and incentive compensation which accrued as of the termination date. To the extent stock options have vested as of such termination date, they shall



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continue to be exercisable for a period of six (6) months thereafter as set forth in the stock option agreements not to exceed the stated expiration date of the stock option.

             (3) The term "total disability" means the inability of Executive to substantially perform his duties hereunder for a continuous period of thirty
(30) days unless extended in writing by AMC. Total disability of Executive shall be deemed to commence upon the expiration of such continuous thirty (30) day period. In the event of any dispute as to the "total disability" of the Executive, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Executive agrees to submit medical records requested and to submit such examination and testing requested by such physician.

         (d) TERMINATION BY AMC WITHOUT CAUSE.

             (1) AMC may terminate this Agreement without cause upon thirty
(30) days prior written notice to Executive.

             (2) If the employment of Executive is terminated by AMC under this subparagraph (d) prior to the expiration of the first six (6) months of his employment, AMC shall pay Executive the amounts accrued to the date of termination, plus an amount equal to the product of three (3) times the monthly minimum compensation of Executive. In addition, the right to exercise any vested stock option shall terminate on the effective date of termination of employment, subject to the conditions outlined in Exhibit B.

             (3) If the employment of Executive is terminated by AMC under this subparagraph (d) on or after the expiration of the first six (6) months of his employment, AMC



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shall pay Executive the amounts accrued to the date of termination, plus an amount equal to the product of four (4) times the monthly minimum compensation of the Executive. In addition, the right to exercise any vested stock option shall terminate on the effective date of termination of employment.

         5.       COVENANT NOT TO COMPETE.

                  (a) Executive agrees that for the period commencing on the date hereof and ending one (1) year after the expiration of the term of his employment under this Agreement (and if employment is continued thereafter "at will," then after termination of his employment with AMC or parent or subsidiaries of its parent for any reason), Executive will not, alone or with others, directly or indirectly, own, manage, operate, join, control, participate in the ownership of, management, operation, or control of, be employed by, consult with, advise or be connected in any other manner with any business which develops, distributes or markets software programs, and/or services which compete with the software programs and services of the kind currently marketed by AMC for use in the United States ("Territory") other than with AMC and its parent and subsidiaries of its parent. This covenant not to compte shall not prohibit (i) ownership by Executive of not more than one percent (1%) of the equity securities of companies listed on any United States stock exchanges or traded over the counter or (ii) engagements which do not involve, directly or indirectly, the development, distribution or marketing of competitive products or services by entities engaged in such competitive businesses.

                  (b) Each city and county of each state and each state in the Territory and each month of time covered by this covenant not to compete shall be deemed a servable unit and should any court determine that the inclusion of all states, cities and counties or months would



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render any such undertaking unreasonable or enforceable for any reason, those units which are necessary in the judgment of the court to be deleted AMC order to render such an undertaking, but such undertaking shall remain in full force and effect as to every other unit of territory and time.

             6. DISCOVERIES, PATENTS, INVENTIONS AND COPYRIGHTS. Executive shall execute simultaneously with the execution of this Agreement the standard employee agreement of AMC regarding discoveries, patents, inventions and copyrights, a copy of which is attached hereto as Exhibit D.

             7. SPECIFIC PERFORMANCE. Because of his knowledge and experience, Executive agrees that AMC shall be entitled to specific performance or an injunction or other similar relief in addition to all other rights and remedies it might have for any violation of the undertakings set forth in paragraphs 5 and 6 of this Agreement.

             8. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or by express mail, overnight courier or other similar method or by facsimile transmission (provided a copy is also sent by registered or certified mail), or five (5) days after deposit of this notice in the U.S. mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

                (a)      If to AMC:
                         American Medcare Corporation
                         4470 Chamblee-Dunwoody Road, Suite 500
                         Atlanta, GA  30338-6226
                         Attn:  President


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                 (b)      If to Executive:
                          R. Ernest Chastain
                          24 Planters Drive
                          Lilburn, GA  30247

             9. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives and heirs, and by AMC and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive. This agreement shall be binding on the successors and assigns of AMC.

             10. ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive by AMC and supersedes all prior agreements and understandings oral or written.

             11. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance wit the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia, and shall be conducted in accordance with the rules existing and the date thereof of the AAA to the extent not inconsistent with this Agreement. All costs and expenses incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

             12. AMENDMENTS. This Agreement may not be amended or modified except in writing signed by both parties.

             13. WAIVERS. The failure of either party to insist upon a strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing.

             14. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              AMERICAN MEDCARE CORPORATION

                              By:      /s/ Frederick L. Fine
                                 ---------------------------------------
                              Name:
                                   -------------------------------------
                              Title:   President
                                    ------------------------------------

                              EXECUTIVE

                                       /s/ R. Ernest Chastain
                              ------------------------------------------
                               R. Ernest Chastain


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                                   EXHIBIT A

                             INCENTIVE COMPENSATION

                              [To be agreed upon]



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